Exhibit 99.1

                                              Online Vacation Center (SM)
Contact:
Edward B. Rudner                              Lester Rosenkrantz
Online Vacation Center Holding Corp.          Cameron Associates
954-377-6400                                  212-554-5486 or
                                              lester@cameronassoc.com
                                              -----------------------


                        Lawsuit Dismissed with Prejudice


Plantation, FL, March 20, 2008 - Online Vacation Center Holdings Corp. (OTCBB:
ONVC) today announced that the United States District Court for the Southern District of Florida dismissed with prejudice the lawsuit Joseph Kay v Online Vacation Center Holdings Corp., et al., Case No. 07-61619.

Joseph Kay had sued the Registrant in November 2007 in a putative class action lawsuit in the United States District Court for the Southern District of Florida. The plaintiff had claimed that the Registrant violated the Fair and Accurate Credit Transactions Act and sought class action status to represent all consumers of the Registrant since December 4, 2006.

Speaking of the dismissal, Ed Rudner, Chief Executive Officer of Online Vacation Center Holdings Corp. said, "We are very pleased with the court's decision. We never thought that we did anything wrong and believe that this lawsuit was without merit."

About Online Vacation Center Holdings Corp.
Online Vacation Center Holdings Corp., based in Plantation, Florida, is focused on internally growing and developing its group of diversified vacation marketers with a range of products that can be cross-marketed to its extensive customer base and provide a high degree of personalized service to help customers research, plan and purchase a vacation. The Company, today one of the country's largest cruise retailers, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

ONVC-F


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